Consent of Indepent Auditors




The  Board  of  Directors
Palomar  Savings  and  Loan  Association:

We consent to the inclusion of our report dated December 14, 1998, with respect to the consolidated statements of financial condition of Palomar Savings and Loan Association and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the two years ended December 31, 1997, which report appears in the Form 8-K of Community West Bancshares dated February 25, 1999.

                                         KPMG  LLP



San  Diego,  California
February  25,  1999


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